           REVLON REPORTS RECORD FULL YEAR AND FOURTH QUARTER RESULTS

                 RECORD EARNINGS PER SHARE, CONTINUING MOMENTUM


NEW YORK, January 22, 1998--Revlon, Inc. (NYSE:REV) today announced record performance for the full year and fourth quarter of 1997, marking Revlon's 17th consecutive quarter of growth in net sales, operating income and EBITDA compared with the corresponding quarter of the prior year.

         "We are extremely proud to report record earnings per share for the year," said George Fellows, President and Chief Executive Officer. "By all significant measures, including net sales and operating income, EBITDA and net income before non-recurring charges, Revlon grew at double digit rates. The Revlon brand solidified its #1 position with a 21.6% dollar market share and widened its lead in dollar market share in the United States mass market color cosmetics category. Our Almay and Revlon brands were the fastest growing major brands at retail in dollar market share for the year according to A.C. Nielsen. Our U.S. operation continued its strong growth based upon our existing products and introduction of successful new product offerings. Our International operation increased Revlon's global presence with the success of Revlon branded color cosmetics, new launches and expanded distribution."

                                               1997 4th Quarter Earnings, pg. 2

                                1997 PERFORMANCE

         Net sales for 1997 increased 10.2% to $2.391 billion on a reported basis or 12.6% on a constant U.S. dollar basis. Operating income rose 10.1% to $220.9 million before a (non-recurring) charge of $7.6 million related to business consolidation costs and other, net. EBITDA increased 12.3% to $318.0 million before the (non-recurring) charge. Net income for 1997 was $58.5 million, or $1.14 per share (based upon the weighted average common shares outstanding for the period), before an extraordinary charge for early extinguishment of debt of $14.9 million, or $.29 per share and after a gain of $6.0 million which was recognized in 1997 as a result of the merger of Revlon's Prestige Fragrance & Cosmetics subsidiary with The Cosmetic Center, Inc. (Nasdaq:COSC). Net income for 1996 was $24.8 million, or $.50 per share, before an extraordinary charge for early extinguishment of debt of $6.6 million, or $.13 per share. Selling, general and administrative expenses, other than advertising and consumer-directed promotion expense, as a percentage of net sales improved to 39.3% from 40.9% in 1996. Advertising and consumer-directed promotion increased 11.8% to $397.4 million or 16.6% of net sales in 1997, from $355.5 million or 16.4% of sales in 1996.

                            FULL YEAR U.S. OPERATION

         In the U.S., net sales grew by 15.3% to $1.453 billion for 1997, compared with $1.260 billion last year. Excluding the impact of the Cosmetic Center merger, net sales increased 10.1% for the year. Higher sales were driven by successful new product introductions and the continued success of existing product lines. New products launched in 1997 included ColorStay hair color, which capitalizes on the ColorStay name and adds a new category to Revlon's top-selling ColorStay cosmetics franchise, bringing proprietary long-wear technology to the growing at-

                                               1997 4th Quarter Earnings, pg. 3



home hair color market; Top Speed Nail Enamel, with a proprietary fast-drying formula, and Line and Shine, which uses innovative technology combining a lip gloss and liner in one package. The continued success of the ColorStay, Age Defying and New Complexion collections and of seasonal fashion shade statements, featured in Revlon Reports, also contributed to sales increases. In 1997 StreetWear, a line of cosmetics targeted for the trend conscious consumer, was added to the Revlon portfolio. The Almay brand generated excitement during 1997 with the continued success of the Amazing and One Coat franchises.

                       FULL YEAR INTERNATIONAL OPERATION

         The International operation's net sales increased to $938.4 million for 1997, compared to $909.8 million in 1996, an increase of 3.1% on a reported basis. Net sales on a constant U.S. dollar basis and adjusted for the impact of exiting the demonstrator-assisted distribution channel in Japan increased 10.1%. Net sales improved principally as a result of continued progress in the Company's globalization strategy, particularly in Europe, Africa and the Western Hemisphere. This increase was partially offset by less favorable economic conditions in certain markets. However, the Company continued to support the business in these markets as part of its long-term strategy. Sales of seasonal fashion shade statements, featured in Revlon Reports, the continued success of the ColorStay collection and the opening of new doors in markets throughout the world all had a positive impact on International business.

                             FOURTH QUARTER RESULTS

         In the fourth quarter, net sales were $702.1 million, an increase of 14.2% over the fourth quarter of 1996 on a reported basis or 17.0% on a constant U.S. dollar basis. Operating income

                                               1997 4th Quarter Earnings, pg. 4


was $81.1 million, an increase of 5.7%, after a (non-recurring) gain of $.8 million related to business consolidation. EBITDA, after a (non-recurring) gain, grew to $106.0 million, up 7.0% compared to last year's fourth quarter. Net income increased 32.3% for the quarter to $41.4 million, or $.81 basic income per share compared to $31.3 million, or $.61 basic income per share in the fourth quarter of 1996. Selling, general and administrative expenses, other than advertising and consumer-directed promotion expense, as a percentage of net sales improved to 36.1% from 36.9% in 1996. Advertising and consumer-directed promotion increased 19.1% to $121.5 million or 17.3% of net sales in the fourth quarter of 1997, from $102.0 million or 16.6% of sales in the comparable 1996 period. In the U.S., net sales grew by 21.1% to $436.7 million for the fourth quarter, compared with $360.5 million in the same period last year. Excluding the impact of the merger of Revlon's Prestige Fragrance & Cosmetics subsidiary with Cosmetic Center, net sales increased 12.8% for the period. The International operation's net sales increased to $265.4 million for the fourth quarter, compared to $254.2 million in the fourth quarter of 1996, an increase of 4.4% on a reported basis. International net sales on a constant U.S. dollar basis increased 11.1% primarily due to continued success in Europe, Africa and the Western Hemisphere, including the acquisition of a hair care business in Argentina.

                                   1998 FOCUS

         In 1998, Revlon plans to continue to drive innovation in the industry by developing a wide range of revolutionary proprietary technology based products designed to meet consumers' changing needs. MoistureStay, targeted for launch in the spring, utilizes breakthrough technology to provide long-lasting moisture for the lips. The Company also intends to launch Almay Stay Smooth Anti-Chap lip color, which is the first anti-chap lip color with SPF 25.

                                               1997 4th Quarter Earnings, pg. 5


Revlon also plans to expand successful brand franchises, including core Revlon, ColorStay, Revlon Age Defying, and StreetWear, and will continue to reinforce its color authority heritage through seasonal shade statements. The Company plans to increase retail distribution in international markets and further roll out new products in key brand franchises internationally to continue to support global objectives.

         As previously reported, while consumer sell-through for the Revlon and Almay brands was strong in 1997, the Company's sales to its retail customers have been and may continue to be impacted by inventory balancing and reductions resulting from consolidation in the chain drugstore industry.

         Revlon is a worldwide leader in cosmetics, skin care, fragrance, personal care and professional products. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. A web site featuring current product and promotional information can be reached at www.revlon.com. Revlon's brands include REVLON(R), COLORSTAY(R), AGE DEFYING, STREETWEAR, ALMAY(R), ULTIMA II(R), CHARLIE(R) and FLEX(R) and are sold in approximately 175 countries and territories.

                           FORWARD LOOKING STATEMENTS

         Information in this press release includes forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company's plans to continue as an industry innovator, its plans for the launch of new products, expansion of successful brand franchises, and the increase in retail distribution in international markets; and the possible impact resulting from consolidation in the chain drugstore industry. In addition to the factors that are described in the

                                               1997 4th Quarter Earnings, pg. 6

Company's SEC filings, including its quarterly reports on Form 10-Q, the following factors could cause actual results to differ materially from those expressed in the forward looking statements: (i) difficulties or delays in developing and introducing new proprietary, enhanced performance products and product franchise expansions or failure of consumers to accept new product offerings and product franchise expansions; (ii) difficulties or delays in the Company's continued expansion outside the United States into the self-select distribution channel and into new markets; (iii) greater than expected impact from consolidation in the chain drugstore industry; and (iv) actions by competitors including business combination, technological breakthroughs, new product offerings and marketing and promotional success. The Company assumes no responsibility to update forward looking information contained herein.



                                                    Press Contact: Nancy Risdon
                                                                 (212) 527-5791
                                           Investor Relations: Deena S. Fishman
                                                                 (212) 527-5230

                                     # # #

NOTE TO EDITORS: Revlon press releases are available at the Revlon website at www.revlon.com.

                         REVLON, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    Three Months Ended
                                                                        December 31,         Year Ended December 31,
                                                                  ---------------------      ------------------------
                                                                    1997          1996          1997           1996
                                                                  --------    ---------      ---------      ---------
Net sales ...................................................     $  702.1    $   614.7      $ 2,390.9      $ 2,169.5
Cost of sales ...............................................        246.8        209.3          832.1          726.5
                                                                  --------    ---------      ---------      ---------
  Gross profit ..............................................        455.3        405.4        1,558.8        1,443.0
Selling, general and administrative expenses ................        375.0        328.7        1,337.9        1,242.4
Business consolidation costs and other, net .................         (0.8)         -              7.6            -
                                                                  --------    ---------      ---------      ---------
  Operating income ..........................................         81.1         76.7          213.3          200.6
                                                                  --------    ---------      ---------      ---------

Other expenses (income):
  Interest expense ..........................................         35.5         33.4          136.2          133.4
  Interest and net investment income ........................         (0.8)        (1.1)          (3.0)          (3.4)
  Gain on sale of subsidiary stock ..........................          -            -             (6.0)           -
  Amortization of debt issuance costs .......................          1.4          1.8            6.7            8.3
  Foreign currency losses, net ..............................          1.2          0.0            6.4            5.7
  Miscellaneous, net ........................................          2.2          4.5            5.1            6.3
                                                                  --------    ---------      ---------      ---------
    Other expenses, net .....................................         39.5         38.6          145.4          150.3
                                                                  --------    ---------      ---------      ---------

Income before income taxes ..................................         41.6         38.1           67.9           50.3

Provision for income taxes ..................................          0.2          6.8            9.4           25.5
                                                                  --------    ---------      ---------      ---------

Income before extraordinary items ...........................         41.4         31.3           58.5           24.8

Extraordinary items - early extinguishment of debt ..........          -            -            (14.9)          (6.6)
                                                                  --------    ---------      ---------      ---------

Net income ..................................................     $   41.4    $    31.3      $    43.6      $    18.2
                                                                  ========    =========      =========      =========

Basic income per common share:
  Income before extraordinary items .........................     $   0.81    $    0.61      $    1.14      $    0.50
  Extraordinary items .......................................         -            -             (0.29)         (0.13)
                                                                  --------    ---------      ---------      ---------
  Net income per common share ...............................     $   0.81    $    0.61      $    0.85      $    0.37
                                                                  ========    =========      =========      =========

Diluted income per common share:
  Income before extraordinary items .........................     $   0.80    $    0.61      $    1.14      $    0.50
  Extraordinary items .......................................         -            -             (0.29)         (0.13)
                                                                  --------    ---------      ---------      ---------
  Net income per common share ...............................     $   0.80    $    0.61      $    0.85      $    0.37
                                                                  ========    =========      =========      =========

  Weighted average common shares outstanding
    Basic...................................................    51,136,329   51,125,000     51,131,440     49,687,500
                                                                ==========   ==========     ==========     ==========
    Dilutive................................................    51,464,122   51,342,562     51,544,318     49,818,792
                                                                ==========   ==========     ==========     ==========

* The results of The Cosmetic Center, Inc. for the three months ended December 31, 1997 and 1996 are as follows: Net sales of $62.1 and $28.4, cost of sales of $40.3 and $13.2 S,G&A of $18.5 and $11.1 and operating income of $3.3 and $4.1. the results of the Cosmetic Center, Inc. for 1997 and 1996 are as follows: Net sales of $151.1 and $77.4, cost of sales $93.9 and $37.6, S,G&A of $59.5 and $38.4 and operating (loss) income of $(6.3) and $1.4, the 1997 period includes business consolidation costs of $4.0 in the operating (loss).

                         REVLON, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                           DECEMBER 31,  DECEMBER 31,
                                                              1997           1996
                   ASSETS                                  ---------     ----------
Current assets:
  Cash and cash equivalents................................ $   42.8      $    38.6
  Trade receivables, net...................................    493.9          426.8
  Inventories..............................................    349.3          281.1
  Prepaid expenses and other...............................     97.5           74.5
                                                            --------      ---------
       Total current assets................................    983.5          821.0
Property, plant and equipment, net.........................    378.2          381.1
Intangible and other assets, net...........................    472.9          419.8
                                                            --------      ---------
       Total assets........................................ $1,834.6      $ 1,621.9
                                                            ========      =========


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Short-term borrowings - third parties.................... $   42.7      $    27.1
  Current portion of long-term debt - third parties........      5.5            8.8
  Accounts payable, accrued expenses and other.............    561.6          528.1
                                                            --------      ---------
       Total current liabilities...........................    609.8          564.0
Long-term debt ............................................  1,458.7        1,352.2
Other long-term liabilities................................    224.6          202.8
Total stockholders' deficiency.............................   (458.5)        (497.1)
                                                            --------      ---------
       Total liabilities and stockholders' deficiency...... $1,834.6      $ 1,621.9
                                                            ========      =========